Exhibit 8.1

[Bracewell & Giuliani LLP Letterhead]

February 11, 2009

Kinder Morgan Management, LLC

Kinder Morgan Energy Partners, L.P.

Knight Inc.

500 Dallas Street, Suite 1000

Houston, Texas  77002

Ladies and Gentlemen:

We have acted as counsel to (i) Kinder Morgan Management, LLC (the “Company”), a Delaware limited liability company, in connection with the proposed offering by the Company of up to 10,000,000 of the Company’s shares representing limited liability company interests (the “Shares,” which term shall include such additional amount of Shares representing limited liability company interests as may be added by pre-effective amendment to the Registration Statement (as defined below) or offered pursuant to Rule 462 under the Securities Act of 1933, as amended (the “Securities Act”)); (ii) Kinder Morgan Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed sale by the Partnership to the Company of the Partnership’s limited partnership interests denominated as i-units (the “i-units,” which term shall include such additional amount of limited partnership interests denominated as i-units as may be added by pre-effective amendment to the Registration Statement (as defined below) or offered pursuant to Rule 462 under the Securities Act in exchange for the net proceeds of the offering of the Shares; and (iii) Knight Inc., a Kansas corporation (“Knight”), in connection with the obligation (the “Purchase Obligation”) of Knight to purchase Shares in certain circumstances as specified in the Purchase Provisions (the “Purchase Provisions”) attached as Annex B to and made a part of the Second Amended and Restated Limited Liability Company Agreement of the Company (the “LLC Agreement”).  A Registration Statement has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act, by the Company with respect to the Shares on Form S-3, by the Partnership with respect to the i-units to be sold by the Partnership to the Company on Form S-3 and by Knight with respect to the Purchase Obligation on Form S-1 (the “Registration Statement”).

We have examined originals or copies of the Registration Statement and such other documents and records as we have deemed necessary and relevant for the purposes hereof.  In addition, we have relied on certificates of officers of the Company and Kinder Morgan G.P., Inc., the general partner of the Partnership, and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.  In the course of such examinations and investigations, we have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, the due execution and delivery of all documents by the parties thereto and the truthfulness of all statements of fact contained therein.

Based on the foregoing, all statements of legal conclusions in the prospectus included in the Registration Statement under the caption “Material Tax Considerations,” unless otherwise noted, constitute our opinion with respect to the matters set forth therein as of the effective date of the Registration Statement.

We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement and to the references to our firm under the heading “Material Tax Considerations” in the prospectus included in the Registration Statement.  By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Bracewell & Giuliani LLP
Bracewell & Giuliani LLP